Exhibit 2.1

SHARE EXCHANGE AGREEMENT

Between and Among

Effective Profitable Software, Inc.

and

Money4Gold, Inc.

and

the Shareholders of Money4Gold, Inc.

Dated as of July 23, 2008

i

ii

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (hereinafter referred to as this “Agreement”) is entered into as of this 23rd day of July 2008, by and between EFFECTIVE PROFITABLE SOFTWARE, INC., a Delaware corporation (hereinafter referred to as “EPS”), with offices at 1 Innwood Circle, Suite 209, Little Rock, Arkansas, 72211; MONEY4GOLD, INC., a Delaware corporation with offices at 595 South Federal Highway, Suite 600, Boca Raton, Florida, 33432  (hereinafter referred to as “Money4Gold”) and the shareholders of Money4Gold (the “Money4Gold Shareholders”), upon the following premises:

Premises

WHEREAS, EPS is a publicly held corporation organized under the laws of the State of Delaware with no significant operations;

WHEREAS, Money4Gold is a private company incorporated under the laws of Delaware.  On April 1, 2008, Money4Gold entered into a Share Exchange Agreement with HD Capital Holdings, LLC, a Delaware limited liability company (“HD Capital”), in which Money4Gold acquired all of the membership interests in HD Capital in exchange for shares of common stock;

WHEREAS, On July 16, 2008, Money4Gold entered into a Share Exchange Agreement with Money4Gold W.Y., Inc., a Wyoming Corporation (“Money4Gold W.Y.”), in which Money4Gold acquired all of the outstanding shares in Money4Gold W.Y. in exchange for shares of common stock in Money4Gold;

WHEREAS, EPS agrees to acquire up to 100% of the issued and outstanding shares of Money4Gold from the Money4Gold Shareholders in exchange for the issuance of certain shares of EPS and a payment of $199,650 (the “Exchange”); and the Money4Gold Shareholders agree to exchange their shares of Money4Gold on the terms described herein. On the Closing Date, Money4Gold will become a wholly-owned subsidiary of EPS;

Agreement

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived here from, and intending to be legally bound hereby, it is hereby agreed as follows:

ARTICLE I

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF MONEY4GOLD

As an inducement to, and to obtain the reliance of EPS, except as set forth in the Money4Gold Schedules, (as hereinafter defined), Money4Gold represents and warrants as of the Closing Date, as defined below, as follows:

Section 1.01 Incorporation.  Money4Gold is a company duly incorporated, validly existing, and in good standing under the laws of the Delaware and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.  Included in the Money4Gold Schedules are complete and correct copies of the memorandum of association and articles of association of Money4Gold as in effect on the date hereof.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Money4Gold’s memorandum of association or articles of association.  Money4Gold has taken all actions required by law, its memorandum of association and articles of association, or otherwise to authorize the execution and delivery of this Agreement.  Money4Gold has full power, authority, and legal capacity and has taken all action required by law, its memorandum of association and articles of association, and otherwise to consummate the transactions herein contemplated.

Section 1.02 Authorized Shares.  The number of shares which Money4Gold is authorized to issue consists of 200,000,000 shares Common Stock, consisting of 150,000,000 shares of voting Class A Common Stock and 50,000,000 shares of non-voting Class B Common Stock, par value of $0.001 per share and 50,000,000 shares of Preferred Stock, par value of $0.001 per share.  There are 52,350,002 shares of Class A Common Stock, 14,100,000 shares of Class B Common Stock and no shares of Preferred Stock currently issued and outstanding.  The issued and outstanding shares are validly issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

Section 1.03 Subsidiaries and Predecessor Corporations.  Except as set forth in the Money4Gold Schedules, Money4Gold does not have any subsidiaries, and does not own, beneficially or of record, any shares of any other corporation.  For purposes hereinafter, the term “Money4Gold” also includes those subsidiaries set forth on the Money4Gold Schedules.

Section 1.04 Financial Statements.

(a) Included in the Money4Gold Schedules are (i) the audited balance sheets of HD Capital Holdings, LLC (“HD Capital”), Money4Gold’s wholly owned operating subsidiary as of March 31, 2008 and the related audited statements of operations, stockholders’ equity and cash flows for the period from inception through March 31, 2008 together with the notes to such statements and the opinion of Berman & Company, P.A. independent certified public accountants.

(b) All such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The balance sheets are true and accurate and present fairly as of their respective dates the financial condition of HD Capital.  As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, Money4Gold nor HD Capital had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of Money4Gold and HD Capital, in accordance with generally accepted accounting principles. The statements of operations, stockholders’ equity and cash flows reflect fairly the information required to be set forth therein by generally accepted accounting principles.

(c) Money4Gold has duly and punctually paid all Governmental fees and taxation which it has become liable to pay and has duly allowed for all taxation reasonably foreseeable and is under no liability to pay any penalty or interest in connection with any claim for governmental fees or taxation and Money4Gold has made any and all proper declarations and returns for taxation purposes and all information contained in such declarations and returns is true and complete and full provision or reserves have been made in its financial statements for all Governmental fees and taxation.

(d) The books and records, financial and otherwise, of Money4Gold are in all material aspects complete and correct and have been maintained in accordance with good business and accounting practices.

(e) All of Money4Gold and HD Capital’s assets are reflected on its financial statements, and, except as set forth in the Money4Gold Schedules or the financial statements of or the notes thereto, Money4Gold and HD Capital have no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

Section 1.05 Information.  The information concerning Money4Gold set forth in this Agreement and in the Money4Gold Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.  In addition, Money4Gold has fully disclosed in writing to EPS (through this Agreement or the Money4Gold Schedules) all information relating to matters involving Money4Gold or its assets or its present or past operations or activities which (i) indicated or may indicate, in the aggregate, the existence of a greater than $50,000 liability , (ii) have led or may lead to a competitive disadvantage on the part of Money4Gold or (iii) either alone or in aggregation with other information covered by this Section, otherwise have led or may lead to a material adverse effect on Money4Gold, its assets, or its operations or activities as presently conducted or as contemplated to be conducted after the Closing Date, including, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters and transactions with affiliates.

Section 1.06 Absence of Certain Changes or Events.  Since March 31, 2008 except for the share exchange with HD Capital and Money4Gold WY:

(a) there has not been any material adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of Money4Gold;

(b) Money4Gold has not (i) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its shares; (ii) made any material change in its method of management, operation or accounting, (iii) entered into any other material transaction other than sales in the ordinary course of its business; or (iv) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees; and

Section 1.07 Litigation and Proceedings. Except as disclosed on Schedule 1.08, there are no actions, suits, proceedings, or investigations pending or, to the knowledge of Money4Gold after reasonable investigation, threatened by or against  Money4Gold or affecting Money4Gold or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.  Money4Gold does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

Section 1.08 Contracts.

(a) All “material” contracts, agreements, franchises, license agreements, debt instruments or other commitments to which  Money4Gold is a party or by which it or any of its assets, products, technology, or properties are bound other than those incurred in the ordinary course of business are set forth on the Money4Gold Schedules.  A “material” contract, agreement, franchise, license agreement, debt instrument or commitment is one which (i) will remain in effect for more than six (6) months after the date of this Agreement or (ii) involves aggregate obligations of at least fifty thousand dollars ($50,000);

(b) All contracts, agreements, franchises, license agreements, and other commitments to which Money4Gold is a party or by which its properties are bound and which are material to the operations of Money4Gold taken as a whole are valid and enforceable by Money4Gold in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally; and

Section 1.09 No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which Money4Gold is a party or to which any of its assets, properties or operations are subject.

Section 1.10 Compliance With Laws and Regulations.  To the best of its knowledge, Money4Gold has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Money4Gold or except to the extent that noncompliance would not result in the occurrence of any material liability for Money4Gold.  This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 1.11 Approval of Agreement.  The Board of Directors of Money4Gold has authorized the execution and delivery of this Agreement by Money4Gold and has approved this Agreement and the transactions contemplated hereby, and will recommend to the Money4Gold Shareholders that the Exchange be accepted.

Section 1.12 Money4Gold Schedules.  Money4Gold has delivered to EPS the following schedules, which are collectively referred to as the “Money4Gold Schedules” and which consist of separate schedules dated as of the date of execution of this Agreement, all certified by the chief executive officer of Money4Gold as complete, true, and correct as of the date of this Agreement in all material respects:

(a) a schedule containing complete and correct copies of the articles of incorporation and amendments thereto of Money4Gold in effect as of the date of this Agreement;

(b) a schedule containing the financial statements identified in paragraph 1.04(a);

(c) a schedule setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of Money4Gold since March 31, 2008, required to be provided pursuant to section 1.07 hereof;

(d) a schedule of any exceptions to the representations made herein; and

(e) a schedule containing the other information requested above.

Money4Gold shall cause the Money4Gold Schedules and the instruments and data delivered to EPS hereunder to be promptly updated after the date hereof up to and including the Closing Date.

Section 1.13 Valid Obligation.  This Agreement and all agreements and other documents executed by Money4Gold in connection herewith constitute the valid and binding obligation of Money4Gold, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

ARTICLE II

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF EPS

As an inducement to, and to obtain the reliance of Money4Gold and the Money4Gold Shareholders, except as set forth in the EPS Schedules (as hereinafter defined), EPS represents and warrants, as of the date hereof and as of the Closing Date, as follows:

Section 2.01 Organization.  EPS is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.  Included in the EPS Schedules are complete and correct copies of the certificate of incorporation and bylaws of EPS as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of EPS’s certificate of incorporation or bylaws.  EPS has taken all action required by law, its certificate of incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement, and EPS has full power, authority, and legal right and has taken all action required by law, its certificate of incorporation, bylaws, or otherwise to consummate the transactions herein contemplated.

Section 2.02 Capitalization.  EPS’s authorized capitalization consists of 100,000,000 shares of common stock, par value $.0001 per share (“EPS Common Stock”), of which 16,684,695 shares are issued and outstanding, after the cancellation of 74,994,375 shares of common stock by our officers and directors as of the date hereof.  All issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

Section 2.03 Subsidiaries and Predecessor Corporations.  EPS does not have any predecessor corporation(s), no subsidiaries, and does not own, beneficially or of record, any shares of any other corporation.

Section 2.04 Financial Statements.

(a) Included in the EPS Schedules are (i) the audited balance sheets of EPS as of December 31, 2007 and the related audited statements of operations, stockholders’ equity and cash flows for December 31, 2007 together with the notes to such statements and the opinion of Webb & Company, P.A. independent certified public accountants with respect thereto.

(b) Included in the EPS Schedules are: (i) unaudited balance sheets of March 31, 2008 and the related unaudited statements of operations, stockholders’ equity and cash flows for the quarters ended on such dates and all such financial statements have been reviewed by Webb & Company, P.A.

(c) All such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The EPS balance sheets are true and accurate and present fairly as of their respective dates the financial condition of EPS.  As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, EPS had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of EPS, in accordance with generally accepted accounting principles. The statements of operations, stockholders’ equity and cash flows reflect fairly the information required to be set forth therein by generally accepted accounting principles.

(d) EPS has no liabilities with respect to the payment of any federal, state, county, local or other taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable.

(e) EPS has timely filed all state, federal or local income and/or franchise tax returns required to be filed by it from inception to the date hereof.  Each of such income tax returns reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial.

(f) The books and records, financial and otherwise, of EPS are in all material aspects complete and correct and have been maintained in accordance with good business and accounting practices

(g) All of EPS’s assets are reflected on its financial statements. EPS has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.  EPS further represents that any liabilities reflected on the balance sheet as of March 31, 2008 have been fully paid as of the date hereof.

Section 2.05 Information.  The information concerning EPS set forth in this Agreement and the EPS Schedules is complete and accurate in all material respects and does not contain any untrue statements of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.  In addition, EPS has fully disclosed in writing to Money4Gold (through this Agreement or the EPS Schedules) all information relating to matters involving EPS or its assets or its present or past operations or activities which (i) indicated or may indicate, in the aggregate, the existence of a greater than $1,000 liability , (ii) have led or may lead to a competitive disadvantage on the part of EPS or (iii) either alone or in aggregation with other information covered by this Section, otherwise have led or may lead to a material adverse effect on EPS, its assets, or its operations or activities as presently conducted or as contemplated to be conducted after the Closing Date, including, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters and transactions with affiliates.

Section 2.06 Options or Warrants.  There are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued stock of EPS.

Section 2.07 Absence of Certain Changes or Events.  Since the date of the most recent EPS balance sheet:

(a) there has not been (i) any material adverse change in the business, operations, properties, assets or condition of EPS or (ii) any damage, destruction or loss to EPS (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets or condition of EPS;

(b) EPS has not (i) amended its certificate of incorporation or bylaws except as required by this Agreement; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are outside of the ordinary course of business or material considering the business of EPS; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any transactions or agreements other than in the ordinary course of business; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or  termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its salaried employees whose monthly compensation exceed $1,000; or  (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for or with its officers, directors, or employees;

(c) EPS has not (i) granted or agreed to grant any options, warrants, or other rights for its stock, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid or agreed to pay any material obligations or liabilities (absolute or contingent) other than current liabilities reflected in or shown on the most recent EPS balance sheet and current liabilities incurred since that date in the ordinary course of business and professional and other fees and expenses in connection with the preparation of this Agreement and the consummation of the transaction contemplated hereby; (iv) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $1,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value less than $1,000); (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of EPS; or (vi) issued, delivered or agreed to issue or deliver, any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock), except in connection with this Agreement; and

(d) to its knowledge, EPS has not become subject to any law or regulation which materially and adversely affects, or in the future, may adversely affect, the business, operations, properties, assets or condition of EPS.

Section 2.08 Litigation and Proceedings

.  There are no actions, suits, proceedings or investigations pending or, to the knowledge of EPS after reasonable investigation, threatened by or against EPS or affecting EPS or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind except as disclosed in the EPS Schedules.  EPS has no knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance which after reasonable investigation would result in the discovery of such default.

Section 2.09 Contracts.

(a) EPS is not a party to, and its assets, products, technology and properties are not bound by, any contract, franchise, license agreement, agreement, debt instrument or other commitments whether such agreement is in writing or oral.

(b) EPS is not a party to or bound by, and the properties of EPS are not subject to any contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award; and

(c) EPS is not a party to any oral or written (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation, (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or director of EPS.

Section 2.10 No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which EPS is a party or to which any of its assets, properties or operations are subject.

Section 2.11 Compliance With Laws and Regulations.  To the best of its knowledge, EPS has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof.  This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 2.12 Approval of Agreement.  The Board of Directors of EPS has authorized the execution and delivery of this Agreement by EPS and has approved this Agreement and the transactions contemplated hereby.

Section 2.13 Material Transactions or Affiliations.  Except as disclosed herein and in the EPS Schedules, there exists no contract, agreement or arrangement between EPS and any predecessor and any person who was at the time of such contract, agreement or arrangement an officer, director, or person owning of record or known by EPS to own beneficially, 5% or more of the issued and outstanding common stock of EPS and which is to be performed in whole or in part after the date hereof or was entered into not more than three years prior to the date hereof.  Neither any officer, director, nor 5% Shareholders of EPS has, or has had since inception of EPS, any known interest, direct or indirect, in any such transaction with EPS which was material to the business of EPS.  EPS has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other transaction with, any such affiliated person.

Section 2.14 EPS Schedules.  EPS has delivered to Money4Gold the following schedules, which are collectively referred to as the “EPS Schedules” and which consist of separate schedules, which are dated the date of this Agreement, all certified by the chief executive officer of EPS to be complete, true, and accurate in all material respects as of the date of this Agreement.

(a) a schedule containing complete and accurate copies of the certificate of incorporation and bylaws of EPS as in effect as of the date of this Agreement;

(b) a schedule containing the financial statements of EPS identified in paragraph 2.04(a) and (b);

(c) a schedule setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of EPS since March 31, 2008, required to be provided pursuant to section 2.07 hereof; and

(d) a schedule setting forth any other information, together with any required copies of documents, required to be disclosed in the EPS Schedules by Sections 2.01 through 2.15.

EPS shall cause the EPS Schedules and the instruments and data delivered to Money4Gold hereunder to be promptly updated after the date hereof up to and including the Closing Date.

Section 2.15 Bank Accounts; Power of Attorney.  Set forth in the EPS Schedules is a true and complete list of (a) all accounts with banks, money market mutual funds or securities or other financial institutions maintained by EPS within the past twelve (12) months, the account numbers thereof, and all persons authorized to sign or act on behalf of EPS, (b) all safe deposit boxes and other similar custodial arrangements maintained by EPS within the past twelve (12) months, (c) the check ledger for the last 12 months, and (d) the names of all persons holding powers of attorney from EPS or who are otherwise authorized to act on behalf of EPS with respect to any matter, other than its officers and directors, and a summary of the terms of such powers or authorizations.

Section 2.16 Valid Obligation.  This Agreement and all agreements and other documents executed by EPS in connection herewith constitute the valid and binding obligation of EPS, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 2.17 SEC Filings; Financial Statements.

(a) EPS has made available to Money4Gold a correct and complete copy, or there has been available on EDGAR, copies of each report, registration statement and definitive proxy statement filed by EPS with the SEC for the 36 months prior to the date of this Agreement (the “EPS SEC Reports”), which, to EPS’s knowledge, are all the forms, reports and documents filed by EPS with the SEC for the 36 months prior to the date of this Agreement. As of their respective dates, to EPS’s knowledge, the EPS SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such EPS SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superceded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) To EPS’s knowledge, each set of financial statements (including, in each case, any related notes thereto) contained in the EPS SEC Reports comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents in all material respects the financial position of EPS at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on EPS taken as a whole.

Section 2.18 Over-the-Counter Bulletin Board Quotation.

 EPS Common Stock is quoted on the FINRA Over-the-Counter Electronic Bulletin Board (“OTC BB”). There is no action or proceeding pending or, to EPS’s knowledge, threatened against EPS by NASDAQ or The Financial Industry Regulatory Authority, Inc. ("FINRA") with respect to any intention by such entities to prohibit or terminate the quotation of EPS Common Stock on the OTC BB.

Section 2.19 Exchange Act Compliance.

  EPS is in compliance with, and current in, all of the reporting, filing and other requirements under the Exchange Act, the shares of EPS Common Stock have been registered under Section 12(g) of the Exchange Act, and EPS is in compliance with all of the requirements under, and imposed by, Section 12(g) of the Exchange Act, except where a failure to so comply is not reasonably likely to have a Material Adverse Effect on EPS.

Section 2.20                                Consent to Proceed without Counsel.  EPS acknowledges that Anslow & Jaclin, LLP is acting as counsel only for Money4Gold and the Money4Gold Shareholders.  EPS is not relying on any advice or legal counsel from Anslow & Jaclin, LLP.  EPS further represents and warrants that EPS has elected to engage in the transactions described herein without being represented by counsel.

ARTICLE III

PLAN OF EXCHANGE

Section 3.01 The Exchange.

  On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined in Section 3.03), the Money4Gold Shareholders who have elected to accept the exchange offer described herein (the “Accepting Shareholders”) by executing this Agreement, shall assign, transfer and deliver, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, the number of shares of Money4Gold set forth on the Money4Gold Schedule attached hereto, constituting all of the shares of Money4Gold held by such Shareholders; the objective of such Exchange being the acquisition by EPS of not less than 100% of the issued and outstanding shares of Money4Gold.  In exchange for the transfer of such securities by the Money4Gold Shareholders, EPS shall issue to the Money4Gold Shareholders, their affiliates or assigns, 52,350,002 shares of Common Stock to the Class A Common Stock shareholders upon the date hereof and 14,100,000 shares of Preferred Stock to the Class B Common shares within 45 days of the date hereof pursuant to Table 1 attached hereto, representing approximately 76% of the total EPS Common Stock and 100% of the Preferred Stock, for all of the outstanding shares of Money4Gold held by the Money4Gold Shareholders (the “Exchange Shares”). At the Closing Date, the Money4Gold Shareholders shall, on surrender of his certificate or certificates representing his Money4Gold shares to EPS or its registrar or transfer agent, be entitled to receive a certificate or certificates evidencing his proportionate interest in the Exchange Shares.

All employee stock options, warrants, and convertible securities (the “Convertible Securities”) of Money4Gold shall be exchanged for identical Convertible Securities of EPS with the same terms and conditions as that of the Convertible Securities.

Upon consummation of the transaction contemplated herein, all of the issued and outstanding shares of Money4Gold shall be held by EPS.  Upon consummation of the transaction contemplated herein there shall be 69,034,695 shares of EPS Common Stock issued and outstanding and 14,100,000 shares of EPS Preferred Stock issued and outstanding, after the filing and mailing of a Schedule 14C Information Statement authorizing 20,000,000 shares of EPS Preferred Stock.

Section 3.02 Additional Consideration.  On the Closing Date, in addition to the share exchange as contemplated by Sections 3.01 above, Money4Gold or its Shareholders shall pay $199,650 (the “Additional Consideration”) to the Company.  Such amount has previously been forwarded to Anslow & Jaclin, LLP as an escrow deposit which is non-refundable.

Section 3.03 Cancellation of Certain Shares of EPS Common Stock.  Prior to the Closing Date, Gary Moore and Richard Torti, the former officers and directors and principal shareholders will cancel a total number of 74,994,315 shares of EPS Common Stock.

Section 3.04 Closing.  The closing (“Closing”) of the transactions contemplated by this Agreement shall occur following the payment of the outstanding liabilities of EPS, which may be paid from the proceeds at Closing, and upon the exchange of the stock of EPS and Money4Gold as described in Section 3.01 herein.  Such Closing shall take place at a mutually agreeable time and place.

Section 3.05 Closing Events.  At the Closing, EPS, Money4Gold and the Money4Gold Shareholders shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.

Section 3.06 Termination.  This Agreement may be terminated by the Board of Directors of Money4Gold or EPS only in the event that EPS or Money4Gold do not meet the conditions precedent set forth in Articles V and VI.  If this Agreement is terminated pursuant to this section, this Agreement shall be of no further force or effect, and no obligation, right or liability shall arise hereunder.

ARTICLE IV
SPECIAL COVENANTS

Section 4.01 Access to Properties and Records.  EPS and  Money4Gold will each afford to the officers and authorized representatives of the other full access to the properties, books and records of EPS or Money4Gold, as the case may be, in order that each may have a full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of EPS or Money4Gold, as the case may be, as the other shall from time to time reasonably request.  Without limiting the foregoing, as soon as practicable after the end of each fiscal quarter (and in any event through the last fiscal quarter prior to the Closing Date), each party shall provide the other with quarterly internally prepared and unaudited financial statements.

Section 4.02 Delivery of Books and Records.  At the Closing, EPS shall deliver to Money4Gold, the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of EPS now in the possession of EPS or its representatives.

Section 4.03 Third Party Consents and Certificates.  EPS and Money4Gold agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

Section 4.04 EPS Shareholders Approval.  On or before the Closing Date, EPS shall obtain the written consent of the majority of the EPS Shareholders authorizing such matters as shall require Shareholders approval hereunder.  In addition, EPS shall promptly file with the SEC necessary disclosure statements required by federal securities law.

Section 4.05 Designation of Directors and Officer.  Effective as of the Closing Date, and subject to applicable regulatory requirements, including the preparation, filing and distribution to the EPS stockholders of a Schedule 14(f)-1 Notice to Stockholders, the following individals will take the position of Director with EPS, Hakan Koyuncu, Scott Frohman, Daniel Brauser, Jason Rubin, and the existing officers and directors of EPS, Gary Moore, Richard Torti and Don Bratcher, after the signing of this Agreement, shall tender their resignations of all positions held with EPS effective immediately.  In addition, upon the signing of this Agreement, EPS shall appoint as officers of EPS the following persons: Hakan Koyuncu as Chief Executive Officer, Daniel Brauser as Chief Operating Officer, Chief Financial Officer, and President.

Section 4.06 Actions Prior to Closing.

(a) From and after the date of this Agreement until the Closing Date and except as set forth in the EPS Schedules or Money4Gold Schedules or as permitted or contemplated by this Agreement, EPS (subject to paragraph (d) below) and Money4Gold respectively, will each:

(i) carry on its business in substantially the same manner as it has heretofore;

(ii) maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty;

(iii) maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;

(iv) perform in all material respects all of its obligations under material contracts, leases, and instruments relating to or affecting its assets, properties, and business;

(v) use its best efforts to maintain and preserve its business organization intact, to retain its key employees, and to maintain its relationship with its material suppliers and customers; and

(vi) fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state laws and all rules, regulations, and orders imposed by federal or state governmental authorities.

(b) From and after the date of this Agreement until the Closing Date, neither EPS nor Money4Gold will:

(i) make any changes in their memorandum of association, articles of association, articles or certificate of incorporation or bylaws except as contemplated by this Agreement including a name change;

(ii) take any action described in Section 1.07 in the case of Money4Gold or in Section 2.07, in the case of EPS (all except as permitted therein or as disclosed in the applicable party’s schedules);

(iii) enter into or amend any contract, agreement, or other instrument of any of the types described in such party’s schedules, except that a party may enter into or amend any contract, agreement, or other instrument in the ordinary course of business involving the sale of goods or services; or

(iv) sell any assets or discontinue any operations, sell any shares of capital stock or conduct any similar transactions other than in the ordinary course of business.

Section 4.07 Indemnification.

(a) Money4Gold hereby agrees to indemnify EPS and each of the officers, agents and directors of EPS as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever) (“Loss”), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentations made under Article I of this Agreement.  The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for one year following the Closing.

(b) The Money4Gold Shareholders agree to indemnify EPS and each of the officers, agents and directors of EPS as of the date of execution of this Agreement against any Loss, to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentations made under Article 3.01 of this Agreement.

The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for one year following the Closing.

(c) EPS hereby agrees to indemnify Money4Gold and each of the officers, agents, and directors of Money4Gold and the Money4Gold Shareholders as of the date of execution of this Agreement against any Loss to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made under Article II of this Agreement.  The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for one year following the Closing.

Section 4.08 The Acquisition of EPS Common Stock.  EPS and Money4Gold understand and agree that the consummation of this Agreement including the issuance of the EPS common stock to the Money4Gold Shareholders in exchange for the Money4Gold Shares as contemplated hereby constitutes the offer and sale of securities under the Securities Act and applicable state statutes.  EPS and Money4Gold agree that such transactions shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes, which depend, among other items, on the circumstances under which such securities are acquired.  In order to provide documentation for reliance upon the exemptions from the registration and prospectus delivery requirements for such transactions, each Shareholders of Money4Gold hereby represents as follows:

(a) Each Money4Gold Shareholder is acquiring the shares of EPS Common Stock for investment for Money4Gold Shareholder’s own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and each Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same.  Each Money4Gold Shareholder further represents that he does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the shares of EPS Common Stock.

(b) Each Money4Gold Shareholder represents and warrants that he or she: (i) can bear the economic risk of his respective investments, and (ii) possesses such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the investment in EPS and its securities.

(c) Each Shareholder who is not a “U.S. Person” as defined in Rule 902(k) of Regulation S of the Securities Act (“Regulation S”) (each a “Non-U.S. Shareholder”) understands that the shares of EPS Common Stock are not registered under the Securities Act and that the issuance thereof to such Money4Gold Shareholder is intended to be exempt from registration under the Securities Act pursuant to Regulation S.  Each Non-U.S. Shareholder has no intention of becoming a U.S. Person.  At the time of the origination of contact concerning this Agreement and the date of the execution and delivery of this Agreement, each Non-U.S. Shareholder was outside of the United States.  Each certificate representing the shares of EPS Common Stock shall be endorsed with the following legends, in addition to any other legend required to be placed thereon by applicable federal or state securities laws:

“THE SECURITIES ARE BEING OFFERED TO INVESTORS WHO ARE NOT U.S. PERSONS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”)) AND WITHOUT REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT IN RELIANCE UPON REGULATION S PROMULGATED UNDER THE SECURITIES ACT.”

“TRANSFER OF THESE SECURITIES IS PROHIBITED, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AVAILABLE EXEMPTION FROM REGISTRATION.  HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

(d) Each Money4Gold Shareholder who is a “U.S. Person” as defined in Rule 902(k) of Regulation S as identified on Schedule 1.1 hereto (each a “U.S. Shareholder”) understands that the shares of EPS Common Stock are not registered under the Securities Act and that the issuance thereof to such Money4Gold Shareholder is intended to be exempt from registration under the Securities Act pursuant to Regulation D promulgated thereunder (“Regulation D”).  Each U.S. Shareholder represents and warrants that he is an “accredited investor” as such term is defined in Rule 501 of Regulation D or, if not an accredited investor, that such Money4Gold Shareholder otherwise meets the suitability requirements of Regulation D and Section 4(2) of the Securities Act (“Section 4(2)”). Each U.S. Shareholder agrees to provide documentation to EPS prior to Closing as may be requested by EPS to confirm compliance with Regulation D and/or Section 4(2), including, without limitation, a letter of investment intent or similar representation letter and a completed investor questionnaire. Each certificate representing the shares of EPS Common Stock issued to such Money4Gold Shareholder shall be endorsed with the following legends, in addition to any other legend required to be placed thereon by applicable federal or state securities laws:

“THIS SECURITY HAS BEEN ACQUIRED FOR INVESTMENT AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”), OR APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.”

“TRANSFER OF THESE SECURITIES IS PROHIBITED UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT WITH RESPECT TO SUCH SECURITY SHALL THEN BE IN EFFECT AND SUCH TRANSFER HAS BEEN QUALIFIED UNDER ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS, OR AN EXEMPTION THEREFROM SHALL BE AVAILABLE UNDER THE ACT AND SUCH LAWS.”

(e) Each Money4Gold Shareholder acknowledges that neither the SEC, nor the securities regulatory body of any state or other jurisdiction, has received, considered or passed upon the accuracy or adequacy of the information and representations made in this Agreement.

(f) Each Money4Gold Shareholder acknowledges that he has carefully reviewed such information as he has deemed necessary to evaluate an investment in EPS and its securities, and with respect to each U.S. Shareholder, that all information required to be disclosed to such Shareholder under Regulation D has been furnished to such Money4Gold Shareholder by EPS.  To the full satisfaction of each Shareholder, he has been furnished all materials that he has requested relating to EPS and the issuance of the shares of EPS Common Stock hereunder, and each Money4Gold Shareholder has been afforded the opportunity to ask questions of EPS’s representatives to obtain any information necessary to verify the accuracy of any representations or information made or given to the Money4Gold Shareholders.  Notwithstanding the foregoing, nothing herein shall derogate from or otherwise modify the representations and warranties of Money4Gold set forth in this Agreement, on which each of the Money4Gold Shareholders have relied in making an exchange of his Shares of the Company for the shares of Common Stock of EPS.

(g) Each Money4Gold Shareholder understands that the shares of EPS Common Stock may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the shares of EPS Common Stock or any available exemption from registration under the Securities Act, the shares of EPS Common Stock may have to be held indefinitely.  Each Money4Gold Shareholder further acknowledges that the shares of EPS Common Stock may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of Rule 144 are satisfied (including, without limitation, EPS’s compliance with the reporting requirements under the Securities Exchange Act of 1934, as amended (“Exchange Act”)).

(h) The Shareholder agrees that, notwithstanding anything contained herein to the contrary, the warranties, representations, agreements and covenants of the Shareholder under this Section 4.08 shall survive the Closing.

(i) In connection with the transaction contemplated by this Agreement, EPS and Money4Gold shall each file, with the assistance of the other and their respective legal counsel, such notices, applications, reports, or other instruments as may be deemed by them to be necessary or appropriate in an effort to document reliance on such exemptions, and the appropriate regulatory authority in the states where the shareholders of Money4Gold reside unless an exemption requiring no filing is available in such jurisdictions, all to the extent and in the manner as may be deemed by such parties to be appropriate.

(j) In order to more fully document reliance on the exemptions as provided herein, Money4Gold, the Money4Gold Shareholders, and EPS shall execute and deliver to the other, at or prior to the Closing, such further letters of representation, acknowledgment, suitability, or the like as Money4Gold or EPS and their respective counsel may reasonably request in connection with reliance on exemptions from registration under such securities laws.

(k) The Money4Gold Shareholders acknowledges that the basis for relying on exemptions from registration or qualifications are factual, depending on the conduct of the various parties, and that no legal opinion or other assurance will be required or given to the effect that the transactions contemplated hereby are in fact exempt from registration or qualification.

Section 4.09 Sales of Securities Under Rule 144, If Applicable.

(a) EPS will use its best efforts to at all times satisfy the current public information requirements of Rule 144 promulgated under the Securities Act so that its shareholders can sell restricted securities that have been held for one year or more or such other restricted period as required by Rule 144 as it is from time to time amended.

(b) Upon being informed in writing by any person holding restricted stock of EPS that such person intends to sell any shares under rule 144 promulgated under the Securities Act (including any rule adopted in substitution or replacement thereof), EPS will certify in writing to such person that it is compliance with Rule 144 current public information requirement to enable such person to sell such person’s restricted stock under Rule 144, as may be applicable under the circumstances.

(c) If any certificate representing any such restricted stock is presented to EPS’s transfer agent for registration or transfer in connection with any sales theretofore made under Rule 144, provided such certificate is duly endorsed for transfer by the appropriate person(s) or accompanied by a separate stock power duly executed by the appropriate person(s) in each case with reasonable assurances that such endorsements are genuine and effective, and is accompanied by a legal opinion that such transfer has complied with the requirements of Rule 144, as the case may be, EPS will promptly instruct its transfer agent to register such transfer and to issue one or more new certificates representing such shares to the transferee and, if appropriate under the provisions of Rule 144, as the case may be, free of any stop transfer order or restrictive legend.

Section 4.10 Payment of Liabilities.  Recognizing the need to extinguish all existing liabilities of EPS prior to the Share Exchange, Money4Gold has indicated it will not enter into this Agreement unless EPS has arranged for the payment and discharge of all of EPS’s liabilities, including all of EPS’s accounts payable and any outstanding legal fees incurred prior to the Closing Date.  Accordingly, EPS has agreed to arrange for the payment and discharge of all such liabilities.

Section 4.11 Assistance with Post-Closing SEC Reports and Inquiries.  Upon the reasonable request of Money4Gold, after the Closing Date, Gary Moore, Richard Torti and Don Bratcher shall use their reasonable best efforts to provide such information available to it, including information, filings, reports, financial statements or other circumstances of EPS occurring, reported or filed prior to the Closing, as may be necessary or required by EPS for the preparation of the reports that EPS is required to file after Closing with the SEC to remain in compliance and current with its reporting requirements under the Exchange Act, or filings required to address and resolve matters as may relate to the period prior to Closing and any SEC comments relating thereto or any SEC inquiry thereof.

ARTICLE V
CONDITIONS PRECEDENT TO OBLIGATIONS OF EPS

The obligations of EPS under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 5.01 Accuracy of Representations and Performance of Covenants.  The representations and warranties made by Money4Gold and Money4Gold Shareholders in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement).  Money4Gold shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Money4Gold prior to or at the Closing.  EPS shall be furnished with a certificate, signed by a duly authorized executive officer of Money4Gold and dated the Closing Date, to the foregoing effect.

Section 5.02 Officer’s Certificate.  EPS shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of Money4Gold to the effect that no litigation, proceeding, investigation, or inquiry is pending, or to the best knowledge of Money4Gold threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement, or, to the extent not disclosed in the Money4Gold Schedules, by or against Money4Gold, which might result in any material adverse change in any of the assets, properties, business, or operations of Money4Gold.

Section 5.03 Good Standing.  Within fifteen (15) business days from the Closing Date, EPS shall have received a certificate of good standing from the Secretary of State of Delaware, certifying that Money4Gold is in good standing as a company in the State of Delaware.

Section 5.04 No Governmental Prohibition.  No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 5.05 Consents.  All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of Money4Gold after the Closing Date on the basis as presently operated shall have been obtained.

Section 5.06 Other Items.

(a) EPS shall have received a list containing the name, address, and number of shares held by the Money4Gold Shareholders as of the date of Closing, certified by an executive officer of Money4Gold as being true, complete and accurate; and

(b) EPS shall have received such further opinions, documents, certificates or instruments relating to the transactions contemplated hereby as EPS may reasonably request.

ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF MONEY4GOLD
AND THE MONEY4GOLD SHAREHOLDERS

The obligations of Money4Gold and the Money4Gold Shareholders under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 6.01 Accuracy of Representations and Performance of Covenants.  The representations and warranties made by EPS in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date.  Additionally, EPS shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by EPS.

Section 6.02 Officer’s Certificate.  Money4Gold shall have been furnished with certificates dated the Closing Date and signed by duly authorized executive officers of EPS, to the effect that no litigation, proceeding, investigation or inquiry is pending, or to the best knowledge of EPS threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement  or, to the extent not disclosed in the EPS Schedules, by or against EPS, which might result in any material adverse change in any of the assets, properties or operations of EPS.

Section 6.03 Good Standing.  Money4Gold shall have received a certificate of good standing from the Secretary of State of Delaware or other appropriate office, dated as of a date within ten days prior to the Closing Date certifying that EPS is in good standing as a corporation in the State of Delaware and has filed all tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.

Section 6.04 No Governmental Prohibition.  No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 6.05 Consents.  All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of EPS after the Closing Date on the basis as presently operated shall have been obtained.

Section 6.06 Shareholder Report.  Money4Gold shall receive a shareholder’s report reflective of all EPS shareholder’s which does not exceed 16,684,695 shares of EPS common stock issued and outstanding as of the day prior to the Closing Date.

Section 6.07 Preferred Stock.  EPS shall have obtained board approval and shareholder approval of the holders of not less than fifty and one tenths percent (50.01%) of the shares, including voting power, of EPS to amend the Certificate of Incorporation to authorize 20,000,000 shares of Preferred Stock and to file the Certificate of Designation setting forth the rights and preferences of the Preferred Stock as set forth on Exhibit C attached hereto, and shall have filed a Schedule 14C Information Statement regarding same.

Section 6.08 Other Items.  Money4Gold shall have received further opinions, documents, certificates, or instruments relating to the transactions contemplated hereby as Money4Gold may reasonably request.

ARTICLE VII
MISCELLANEOUS

Section 7.01 Brokers.  EPS and Money4Gold agree that, except as set out on Schedule 7.01 attached hereto, there were no finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution or consummation of this Agreement.  EPS and Money4Gold each agree to indemnify the other against any claim by any third person other than those described above for any commission, brokerage, or finder’s fee arising from the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

Section 7.02 Governing Law.  This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to the matters of state law, with the laws of the State of Delaware.  Venue for all matters shall be in Florida, without giving effect to principles of conflicts of law thereunder.  Each of the parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the federal courts of the United States. By execution and delivery of this Agreement, each party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid court, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction.

Section 7.03 Notices.  Any notice or other communications required or permitted hereunder shall  be in writing and shall be sufficiently given if personally delivered to it or sent by telecopy, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to Money4Gold, to:	Money4Gold, Inc.
Attn: Hakan Koyuncu
595 South Federal Highway, Suite 600
Boca Raton, FL 33432

With copies to:	Kristina L. Trauger, Esq.
Anslow & Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, New Jersey 07726

If to EPS, to:	Effective Profitable Software, Inc.
Attn: Gary Moore
1 Innwood Circle, Suite 209,
Little Rock, Arkansas, 72211

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by telecopy and receipt is confirmed by telephone and (iv) three (3) days after mailing, if sent by registered or certified mail.

Section 7.04 Attorney’s Fees.  In the event that either party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party shall be reimbursed by the losing party for all costs, including reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 7.05 Confidentiality.  Each party hereto agrees with the other that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement.  In the event of the termination of this Agreement, each party shall return to the other party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth herein.

Section 7.06 Public Announcements and Filings.  Unless required by applicable law or regulatory authority, none of the parties will issue any report, statement or press release to the general public, to the trade, to the general trade or trade press, or to any third party (other than its advisors and representatives in connection with the transactions contemplated hereby) or file any document, relating to this Agreement and the transactions contemplated hereby, except as may be mutually agreed by the parties.  Copies of any such filings, public announcements or disclosures, including any announcements or disclosures mandated by law or regulatory authorities, shall be delivered to each party at least one (1) business day prior to the release thereof.

Section 7.07 Schedules; Knowledge.  Each party is presumed to have full knowledge of all information set forth in the other party’s schedules delivered pursuant to this Agreement.

Section 7.08 Third Party Beneficiaries.  This contract is strictly between EPS and Money4Gold, and, except as specifically provided, no director, officer, stockholder (other than the Money4Gold Shareholders), employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

Section 7.09 Expenses.  Subject to Section 7.04 above, whether or not the Exchange is consummated, each of EPS and Money4Gold will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the Exchange or any of the other transactions contemplated hereby.

Section 7.10 Entire Agreement.  This Agreement represents the entire agreement between the parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 7.11 Survival; Termination.  The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of two years.

Section 7.12 Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

Section 7.13 Amendment or Waiver.  Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.  At any time prior to the Closing Date, this Agreement may by amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

Section 7.14 Best Efforts.  Subject to the terms and conditions herein provided, each party shall use its best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable.  Each party also agrees that it shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

[Signature Pages Follow]

IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

EFFECTIVE PROFITABLE SOFTWARE, INC.
(“EPS”)

By: /s/ Gary Moore
Name: Gary Moore Title: Chief Executive Officer

MONEY4GOLD, INC.
(“MONEY4GOLD”)

By: /s/ Daniel Brauser
Name: Daniel Brauser Title: President

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

MONEY4GOLD SHAREHOLDERS

By: ______________________________________
Name: